SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

     Name:    MASTER GOVERNMENT SECURITIES TRUST

     Address of Principal Business Office (No. & Street, City, State, and Zip Code):

              800 Scudders Mill Road
              Plainsboro, New Jersey 08536

     Telephone Number (including area code):  (609) 282-2800

     Name and Address of Agent for Service of Process:

               Terry K. Glenn
               800 Scudders Mill Road
               Plainsboro, New Jersey 08536

               Mailing Address:
               P.O. Box 9011
               Princeton, New Jersey 08543-9011

     Check Appropriate Box:

               Registrant is filing a Registration Statement pursuant to
          Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               YES  |X|                         NO:

                                  SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro, and State of New Jersey on the 10th day of February, 2003.

                        Signature:

                        MASTER GOVERNMENT SECURITIES TRUST


                        By: /s/ Donald C. Burke
                           ---------------------------------------------------
                             Donald C. Burke (Vice President and Treasurer)


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